 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997

                                                     REGISTRATION NO. 333-27931
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________


                                   FORM S-3
                                AMENDMENT NO. 3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                _______________

                              UNIPHASE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                  94-2579683
     (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                    Identification Number)

                             163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               KEVIN N. KALKHOVEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                _______________

                                   Copies to:

                           MICHAEL C. PHILLIPS, ESQ.
                            JUSTIN L. BASTIAN, ESQ.
                            MORRISON & FOERSTER LLP
                               755 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1018
                                 (415) 813-5600

                                _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


SUBJECT TO COMPLETION, OCTOBER 14, 1997

                             SUBJECT TO COMPLETION
                                 665,568 SHARES

                              UNIPHASE CORPORATION
                                  COMMON STOCK

         This Prospectus relates to the offer and sale from time to time by the holder (the "Selling Stockholder") of up to 665,568 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of Uniphase Corporation (the "Company"). The Company is registering the Shares pursuant to a Common Stock Purchase Agreement dated as of November 20, 1995 by and between the Company and the Selling Stockholder, to provide the Selling Stockholder with freely tradable securities. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof. See "Use of Proceeds" and "Registration Rights."

         The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "UNPH." On October 13, 1997, the last reported sales price as reported by Nasdaq was $84 1/4 per share. See "Price Range of Common Stock."

         SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 _______________


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _______________

         The Selling Stockholder from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

         The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholder.




        The date of this Prospectus is                            , 1997

                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith, files, annual and quarterly reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) containing reports, proxy statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments, schedules and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and certain parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents heretofore filed by the Company with the Commission (File No. 0-22874) pursuant to the Exchange Act are incorporated herein by reference:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         (2) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 15, 1993;

         (3) the Company's Current Report on Form 8-K dated March 25, 1997; and

         (4) the Company's Current Reports on Form 8-K/A filed on August 12, 1997 and October 6, 1997, respectively.


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


         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person a copy of any or all of the foregoing documents incorporated herein by reference (exclusive of exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Corporate Secretary at the corporate headquarters of the Company at 163 Baypointe Parkway, San Jose, California 95134 or by telephone at (408) 434-1800.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.








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


         The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in other sections of this "Risk Factors" portion of this Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                  THE COMPANY

         Uniphase Corporation ("Uniphase" or the "Company") is an optoelectronics company that designs, develops, manufactures and markets fiber optic telecommunications equipment products, laser subsystems and laser-based semiconductor wafer defect examination and analysis equipment. Optoelectronics is a technology that extends the speed and capacity of conventional electronic solutions by addressing many of the constraints of the electron with the particle of light, the photon.


         Since its founding, Uniphase has shipped over one million lasers in its capacity as a supplier of laser subsystems for OEMs in a variety of markets, including CATV, long haul telecommunications, semiconductor wafer inspection, biotechnology, and graphics and printing markets. The Company focuses on selling its laser subsystems to such customers at the design-in phase of a product, creating the potential for recurring sales throughout a product's life.

         The Company's predecessor was incorporated in California in 1979 under the name "Uniphase Corporation." The Company was incorporated in California in 1984 under the name "Uniphase Holding, Corporation," and changed its name to Uniphase Corporation in 1987 as part of a reorganization in which it succeeded to the assets, liabilities and business operations of its predecessor. The Company reincorporated in Delaware in October 1993. Unless the context otherwise requires, the terms "Uniphase" and the "Company" refer to Uniphase Corporation, a Delaware corporation, its California predecessors and its subsidiaries. The Company's principal executive offices are located at 163 Baypointe Parkway, San Jose, California 95134 and its telephone number is (408) 434-1800.







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                                  RISK FACTORS

         In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus and in the documents incorporated by reference herein.


MANAGEMENT OF GROWTH; UFP AND ULE ACQUISITIONS

          The Company has experienced recent growth through increased levels of operations in its existing businesses, the acquisition of UTP in May 1995, the acquisition of UFP in May 1996 and the acquisition of ULE in March 1997. The Company is devoting significant resources to develop new solid state lasers for OEM customers, to improve products and increase market penetration of its Ultrapointe Systems and to increase its penetration of the CATV and telecommunications industries. In addition, the Company is now increasing its



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marketing, customer support and administrative functions in order to support an increased level of operations primarily from sales of its telecommunications equipment products. No assurance can be given that the Company will be successful in creating this infrastructure or that any increase in the level of such operations will justify the increased expense levels associated with these businesses.


         In May 1996, the Company acquired UFP. As a result of acquiring UFP, the Company has entered the local telecommunications and data communications market in which it had no previous experience, and has expanded its employee base. The success of the UFP acquisition will be dependent on the Company's ability to integrate UFP into its existing operations. The Company's ability to manage UFP will be complicated by the geographical distance of UFP locations in the United Kingdom and in Batavia, Illinois. There can be no assurance that the operations of UFP will not strain the Company's available management, manufacturing, financial and other resources.

         In March 1997, the Company acquired ULE. As a result of acquiring
ULE, the Company has gained access to a proven semiconductor based laser application for use in telecommunications. The success of the ULE acquisition will be dependent upon the Company's ability to integrate ULE 980 nm lasers and future products used in erbium doped fiber amplifiers (EDFA) and to many major telecommunication equipment manufacturers. There can be no assurance that the ULE operations will not strain the Company's available management, manufacturing, financial and other resources.

         The Company also made capital expenditures in fiscal 1996 to acquire certain properties in San Jose, California totaling 109,000 square feet, which included land, buildings and improvements for an aggregate purchase price of approximately $11.0 million and continues to invest in property, plant and equipment needed for its business requirements, including adding to manufacturing capacity throughout the Company. Any failure to utilize these areas in an efficient manner could have a material adverse effect on the Company.

         The Company currently has no commitments with respect to any future acquisitions. The Company, however, frequently evaluates the strategic opportunities available to it and may in the future pursue investments in or acquisitions of additional complementary products, technologies or businesses. Such acquisitions by the Company may result in the diversion of management's attention from the day-to-day operations of the Company's business and may include numerous other risks, including difficulties in the integration of the operations and products, integration and retention of personnel of the acquired companies and certain financial risks. Further acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of additional debt, reduction of existing cash balances, amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect the Company's business, financial condition or operating results.

DIFFICULTIES IN MANUFACTURE OF THE COMPANY'S PRODUCTS

         The manufacture of the Company's products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in the Company's or its suppliers' manufacturing process or the inadvertent use of defective or contaminated materials by the Company or its suppliers could adversely affect the Company's ability to achieve acceptable manufacturing yields and product reliability. In addition, UTP has previously experienced certain manufacturing yield problems that have materially and adversely affected both UTP's ability to deliver products in a timely manner to its customers and its operating results. During the fourth quarter of fiscal 1997, the Company launched an additional production facility at UTP's Bloomfield, Connecticut facility. No assurance can be given that the Company will be successful in manufacturing UTP products in the future at performance or cost levels necessary to meet its customer needs, if at all. In addition, UTP established a transmitter production facility in Chalfont, Pennsylvania in March 1996 and consolidated the transmitter production line previously located in Bloomfield, Connecticut into this facility in April 1996. The
Company has no assurance that this facility will be able to deliver the planned production qualities of transmitters to customers specifications at the cost and yield levels required. To the extent the Company or UTP does not achieve and maintain yields or product reliability, the Company's operating results and customer relationships will be adversely affected.


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         The Company is in the process of relocating the ULE operation from its current facility at the IBM Research Laboratories, which has been leased from IBM through 1999, to a larger manufacturing facility in Binz, Switzerland. The relocation of ULE will involve the establishment of a new manufacturing, research and development, sales and administration facility. Once the ULE relocation has been completed, the production line will need to be requalified to assure the high quality demanded by the industry is met by ULE products. ULE will also need to produce its products at a sufficient capacity and yield. There can be no assurance that the relocation will be successfully completed by the time the IBM lease expires or that qualified product can be produced at sufficient yields to successfully compete with other comparable products or technologies. The new facility will also need to develop new products to meet the growing demand for better and faster telecommunication products. There |can be no assurance that these new products can be developed in a timely manner to meet the market needs, or if developed, that a market for such products developed will be readily available to the Company. To the extent ULE or the Company fails to recognize and resolve problems of producing its current and future products, the results could have an adverse effect on the Company's ability to service its customers. See also the "Gallium Arsenide" Risk
Factor.

         The Company's UTP products continue to receive pressure from its customers to reduce cost and increase capacity. In an effort to meet the Company customers' needs, the Company intends to increase manufacturing capacity and reduce production costs by implementing an automated manufacturing system for the production of its OC-48 modulators. Any delay in increasing production through the completion of the automation of the manufacturing could materially effect UTP's and the Company's profit margin and net income. There can be no assurance the automated manufacturing will be completed in time to meet the demands of the market. The Company further intends to invest resources in capital equipment and research and development for the production of the next generation of UTP modulators, the OC-192. There can be no assurance UTP will be able to develop the OC-192 modulators to meet customers specifications, or if developed, that these modulators will be accepted by the market.

GALLIUM ARSENIDE

         Gallium Arsenide, referred to as GaAs, is a semiconductor material that has an electron mobility that is up to five times faster than silicon. As a result, it is possible to design GaAs circuits that operate at significantly higher frequencies than silicon circuits. At similar frequencies, GaAs circuits will produce higher signal strength (gain) and lower background interference (noise) than silicon circuits, permitting the transmission and reception of information over longer distances. GaAs circuits can also be designed to consume less power and operate more efficiently at lower voltages than silicon circuits.

The fabrication of integrated circuits, particularly GaAs devices such as those sold by ULE is a highly complex and precise process. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer, wafer breakage or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. Management considers wafer yields in excess of 18% achieving internal lot validation criteria to be acceptable. ULE has in the past and may be in the future experience lower than expected production yields, which could delay product shipments and adversely affect gross margins, and there can be no assurance that ULE will be able to maintain acceptable yields in the future. Because the majority of ULE manufacturing costs are relatively fixed, manufacturing yields are critical to the results of operations. To the extent ULE does not achieve acceptable manufacturing yields or experiences product shipment delays, its business, operating results and financial condition could be materially and adversely affected.

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

         The Company's Ultrapointe Systems and a portion of its laser subsystems businesses depend upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that are opening new or expanding existing fabrication facilities, which, in turn, depend upon the current and anticipated market demand for semiconductor devices and the products utilizing such devices. The semiconductor industry is highly cyclical, and historically has experienced periods of oversupply, resulting in significantly reduced demand for capital equipment. Recently, the semiconductor industry has experienced a downturn which has



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led certain of the Company's customers to delay or cancel purchase of the
Company's Ultrapointe Systems. Results of operations for fiscal 1997, include sales of Ultrapointe product totaling $15.4 million, down from $17.6 million in fiscal 1996. The Company believes the short-term outlook for Ultrapointe products is improving as evidenced by an increase in backlog from 12 systems at the end of the third quarter of fiscal 1997 to 19 systems at the end of fiscal 1997. There can be no assurance that the Company's operating results will not be materially and adversely affected by these factors. Furthermore, there can be no assurance that the semiconductor industry will not experience further downturns or slowdowns in the future or that the current backlog in Ultrapointe products will result in actual sales or such backlog is indicative of a meaningful trend, which may materially and adversely affect the Company's business and operating results.

RISKS FROM CUSTOMER CONCENTRATION

         A relatively limited number of OEM customers historically have accounted for a substantial portion of UTP's (including ULE) net sales. UTP's sales to any single customer are also subject to significant variability from quarter to quarter. Such fluctuations could have a material adverse effect on both UTP and the Company's business, operating results or financial condition. The Company expects that sales of UTP products to a limited number of customers will continue to account for a high percentage of the net sales for the foreseeable future. Moreover, there can be no assurance that UTP's current customers will continue to place orders or that UTP will be able to obtain new orders from new customers.

DECLINING MARKET FOR GAS LASERS; DEVELOPMENT AND OTHER RISKS
RELATING TO SOLID STATE LASER TECHNOLOGIES

         Gas laser subsystems sales accounted for 33.1% and 47.7% of total Company's sales for the fiscal years ended 1997 and 1996, respectively. The market for gas lasers is mature and is expected to decline as customers transition from conventional lasers, including gas, to solid state lasers, which are currently expected to be the primary commercial laser technology in the future. In response to this transition, the Company has devoted substantial resources to developing solid state laser products. To date, sales of the Company's solid state laser products have been limited and primarily for customer evaluation purposes. The Company believes that a number of companies are further advanced than the Company in their development efforts for solid state lasers and are competing with evaluation units for many of the same design-in opportunities than the Company is pursuing. It is anticipated that the average selling price of solid state lasers may be significantly less in certain applications than the gas laser products the Company is currently selling in these markets. The Company further believes it will be necessary to continue to reduce the cost of manufacturing and to broaden the wavelengths provided by its laser products. There can be no assurance that the Company's solid state laser products will not be rendered obsolete or uncompetitive by products of other companies.

VARIABILITY AND UNCERTAINTY OF QUARTERLY OPERATING RESULTS

         The Company has experienced and expects to continue to experience significant fluctuations in its quarterly results. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Factors which have had an influence on and may continue to influence the Company's operating results in a particular quarter include the timing of the receipt of orders from major customers, product mix, competitive pricing pressures, the relative proportions of domestic and international sales, costs associated with the acquisition or disposition of businesses, products or technologies, the Company's ability to design, manufacture, and ship products on a cost effective and timely basis, the delay between incurrence of expenses to further develop marketing and service capabilities and realization of benefits from such improved capabilities, the announcement and introduction of cost effective new products by the Company and by its competitors, and expenses associated with any intellectual property litigation. In addition, the Company's sales will often reflect orders shipped in the same quarter that they are received. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. The timing of sales of the Company's Ultrapointe Systems may result in substantial fluctuations in quarterly operating results due to the substantially higher per unit price of these products relative to the Company's other products. In addition, the Company sells its telecommunications equipment products to OEMs who typically order in large quantities and therefore the timing of such sales may significantly affect the Company's



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

quarterly results. The timing of such OEM sales can be affected by factors beyond the Company's control, including demand for the OEM's products and manufacturing issues experienced by OEMs. In this regard, the Company has experienced a temporary rescheduling of orders by OEM telecommunications customers. As a result of the above factors, the Company's results of operations are subject to significant variability from quarter to quarter.

         There can be no assurance that other acquisitions or dispositions of businesses, products or technologies by the Company in the future will not result in substantial charges or other expenses that may cause fluctuations in the Company's quarterly operating results.

          The Company's operating results in a particular quarter may also be affected by the acquisition or disposition of other businesses, products or technologies by the Company. For example, in the third quarter of fiscal 1997, the Company incurred charges totaling $33.3 million for acquired in-process research and development in connection with the acquisition of ULE. In the fourth quarter of fiscal 1996, the Company incurred charges totaling $7.5 million for acquired in-process research and development related to the acquisition of UFP and compensation expense in connection with the cancellation of certain options of UTP and granted replacement options to purchase Uniphase Common Stock to UTP employees. There can be no assurance that acquisitions or dispositions of businesses, products or technologies by the Company in the future will not result in substantial charges or other expenses that may cause fluctuations in the Company's quarterly operating results.

INTENSE INDUSTRY COMPETITION

          The laser, semiconductor capital equipment, CATV and telecommunications industries in which the Company sells its products are highly competitive. In each of the markets it serves, the Company faces intense competition from established competitors, many of which have substantially greater financial, engineering, research and development, manufacturing, marketing, service and support resources. The Company is a recent entrant into the semiconductor capital equipment, the CATV and telecommunications marketplaces and competes with many companies in those markets that have substantially greater resources, including greater name recognition, a larger installed base of products and longer standing customer relationships. In order to remain competitive, the Company must maintain a high level of investment in research and development, marketing, and customer service and support. There can be no assurance that the Company will be able to compete successfully in the laser, semiconductor capital equipment, CATV or telecommunications industries in the future, that the Company will have sufficient resources to continue to make such investments, that the Company will be able to make the technological advances necessary to maintain its competitive position or that its products will receive market acceptance. The semiconductor capital equipment market is frequently affected by new product introductions and new technologies that make existing production and inspection equipment obsolete. There can be no assurance that others will not introduce products which compete with the Ultrapointe System or which render the Ultrapointe System obsolete or uncompetitive based on existing or new technologies. In addition, there can be no assurance that technological changes or development efforts by the Company's competitors will not render the Company's products or technologies obsolete or uncompetitive.

DEPENDENCE ON KEY OEM RELATIONSHIPS

          In July 1997, the Company entered into an exclusive OEM Agreement (the "Agreement") with KLA-Tencor pursuant to which KLA-Tencor will distribute Ultrapointe Systems through its worldwide distribution channels. This Agreement supercedes any and all prior OEM negotiations, correspondence, understandings and agreements regarding the Companies' business relationship. The Company currently expects that KLA-Tencor will account for a majority of Ultrapointe's net sales for the foreseeable future for Laser Imaging Systems used to analyze defects on semiconductor wafers and photomasks during the manufacturing process as well as automatic defect classification software products. The Agreement outlines minimum quantities in the year of inception, product specifications, ongoing research and development efforts on the product line, pricing and payment terms. The Agreement is effective through June<ws>30, 2000 and may be extended for up to three (3) additional one year renewal periods thereafter.



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         On April 30, 1997, Tencor and KLA Instruments merged and formed
KLA-Tencor Corporation. The Company believes that the timing of the receipt of orders and the related product mix under the Agreement will not be consistent with historical orders for Ultrapointe Systems given the size and complexities associated with merging these organizations, consequently, the Company's interim revenue levels and profit margins may be adversely affected.

         In addition, one laser subsystems customer, the Applied Biosystems Division of Perkin-Elmer Corporation, accounted for approximately 10%, 12% and 12% of the Company's net sales for fiscal years, 1997, 1996, and 1995, respectively. The loss of orders from these or other OEM relationships could have a materially adverse effect on the Company's business and operating results.

ATTRACT AND RETAIN KEY PERSONNEL

         The future success of the Company is dependent, in part, on its ability to attract and retain certain key personnel. In particular, the Company's research and development efforts are dependent on the Company being able to hire and retain engineering staff with the requisite qualifications. Competition in recruiting highly skilled engineering personnel is extremely intense, and the Company is currently experiencing substantial difficulty in identifying and hiring certain qualified engineering personnel in many areas of its business. No assurance can be given that the Company will be able to successfully hire such personnel at compensation levels that are consistent with the Company's existing compensation and salary structure. The Company's future success will also depend to a large extent on the continued contributions of its executive officers and other key management and technical personnel, none of whom has an employment agreement with the Company and each of whom would be difficult to replace. The Company does not maintains a key person life insurance policy on the Chief Executive Officer. However, the loss of the services of one or more of the Company's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business and operating results.

CONFLICTING PATENTS AND INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; POTENTIAL INFRINGEMENT CLAIMS

         The laser, semiconductor capital equipment, CATV and telecommunications industries in which the Company sells its products are characterized by frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and competitors of the Company. Such patents could inhibit the Company's ability to develop new products for such markets. The industry in which the Company operates is characterized by periodic claims of patent infringement or other intellectual property rights. While in the past licenses generally have been available to the Company where third-party technology was necessary or useful for the development or production of the Company's products, there can be no assurance that licenses to third-party technology will be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments by the Company of up-front fees, ongoing royalties or a combination thereof. There can be no assurance that such royalty or other terms would not have a significant adverse impact on the Company's operating results. The Company is a licensee of a number of third party technologies and intellectual property rights and is required to pay royalties to these third party licensors on certain of its products, including its Ultrapointe Systems and its solid state lasers. During fiscal 1997 and 1996, the Company expensed $1.4 million and $1.3 million, respectively, in license and royalty fees primarily in connection with its gas laser subsystems. In addition, there can be no assurance that third parties will not assert claims against the Company with the Company's existing products or with respect to future products under development by the Company. In the event of litigation to determine the validity of any third-party claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. In the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such licenses would be available to the Company. In the absence of such a license, the Company could be enjoined from future sales of the infringing product or products. In fiscal years 1992 and 1993, the Company incurred substantial legal expenses in connection with a patent infringement action relating to the Company's current gas laser subsystems brought by Spectra-Physics Lasers, Inc. ("Spectra-Physics"). While the Spectra-Physics case has since been settled, no assurance can be given that, in the future, the Company will be able to avoid similar actions by competitors or others or that the Company will not be forced to initiate its own actions to protect its proprietary position.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY

          The Company's future success depends in part upon its intellectual property, including trade secrets, know-how and continuing technological innovation. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. The Company currently holds 30 U.S. patents on products or processes and certain corresponding foreign patents and has applications for certain patents currently pending. While three patents have been issued with respect to the Company's Ultrapointe Systems, no assurance can be given that competitors will not successfully challenge the validity of these patents or design products that avoid infringement of the Company's proprietary rights with respect to its Ultrapointe Systems. There can be no assurance that other companies are not investigating or developing other technologies that are similar to the Company's, that any patents will issue from any application pending or filed by the Company or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights thereunder will provide a competitive advantage to the Company. Further, the laws of certain territories in which the Company's products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS

         Various components included in the manufacture of the Company's products are currently obtained from single or limited source suppliers. A disruption or loss of supplies from these companies or an increase in price of these components would have a material adverse effect on the Company's results of operations, product quality and customer relationships. For example, the Company obtains all the robotics, workstations and many optical components used in its Ultrapointe Systems from Equipe Technologies, Silicon Graphics, Inc., and Olympus Corporation, respectively. The Company currently utilizes a sole source for the crystal semiconductor chip sets incorporated in the Company's solid state microlaser products and acquires its pump diodes for use in its solid state laser products from Philips, Opto Power Corporation and GEC. The Company also obtains lithium niobate wafers, gallium arsenide wafers, specialized fiber components and certain lasers used in its UTP and ULE products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules, and Sumitomo, respectively. The Company does not have a long-term or volume purchase agreements with any of these suppliers, and no assurance can be given that these components will be available in the quantities required by the Company, if at all. Further, UTP depends on relatively specialized components and it cannot be assured that its respective suppliers will be able to continue to meet UTP's requirements.

FUTURE CAPITAL REQUIREMENTS

         The Company is devoting substantial resources for new facilities and equipment for Uniphase Laser Enterprise and to the development of new products for the solid state laser, semiconductor capital equipment, CATV and telecommunications markets. Although the Company believes existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet its capital requirements at least through the end of fiscal 1998, the Company may be required to seek additional equity or debt financing to compete effectively in these markets. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on several factors, including the Company's acquisitions and the demand for the Company's products and products under development. There can be no assurance that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the Company.

POTENTIAL VOLATILITY OF COMMON STOCK PRICE

         The market price of the Company's Common Stock has recently been and is likely to continue to be highly volatile and significantly affected by factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory action, developments with respect to patents or proprietary rights, general market conditions and other factors. Further, the Company's net revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

         International sales accounted for approximately 30.0%, 24.5% and 28.9% of the Company's net revenues in fiscal years 1997, 1996 and 1995, respectively, and the Company expects that international sales will continue to account for a significant portion of the Company's net revenues. The Company may continue to expand its operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. Since substantially all of the Company's foreign sales are denominated in U.S. dollars, the Company's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. The Company's business and operating results may also be materially and adversely affected by lower sales levels which typically occur during the summer months in Europe and certain other overseas markets. Furthermore, the sales of many of the Company's OEM customers are dependent on international sales and, consequently, this further exposes the Company to the risks associated with such international sales.

ISSUANCE OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER
EFFECTS OF DELAWARE LAW

         The Board of Directors has the authority to issue up to 1,000,000 shares of undesignated Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of the Company.

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting publicly-held Delaware corporations from engaging in business combinations with certain stockholders for a specified period of time without the approval of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Certificate of Incorporation and Bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its Board of Directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

LEGAL PROCEEDINGS

         On May 19, 1997, Tacan Corporation ("Tacan") filed a lawsuit in the U.S. District Court for the Southern District of California (the "Southern California Action") against Uniphase Telecommunications

Products Inc. ("UTP") a subsidiary of the Company. The Complaint alleges claims of breach of contract, breach of implied and express warranties, negligent misrepresentation, conversion and negligent interference with perspective economic advantage. The claims arise out of sales to Tacan of products made by UTP that Tacan claims were defective and did not meet contract specifications, and as a result caused Tacan to suffer damages in the form of lost earnings and damage to its reputation and goodwill. The damages claimed are unspecified, but Tacan alleges that they are expected to exceed $1.6 million. Tacan also seeks punitive damages for UTP's alleged conversion of equipment ordered and built for Tacan but which UTP allegedly has refused to ship to Tacan. UTP has filed a motion, scheduled for hearing on November 3, 1997, to dismiss, or in the alternative, stay the Southern California action on the ground that there is a prior action pending between the parties regarding the same dispute. That prior action was filed by UTP on November 6, 1996 in the U.S. District Court for the District of Connecticut (the "Connecticut
Action"). In the Connecticut Action, UTP alleges claims against Tacan for breach of contract, breach of the covenant of good faith and fair dealing, statutory theft, unjust enrichment and unfair competition. UTP seeks to recover in excess of $695,000 for amounts that Tacan refused to pay for equipment ordered and/or received by Tacan from UTP. UTP also seeks punitive damages and treble damages pursuant to Connecticut law. Tacan made a motion to dismiss the Connecticut Action for lack of personal jurisdiction over Tacan and for improper venue. On August 11, 1997, Tacan's motion to dismiss was denied and the Connecticut Action will therefore proceed. On September 19, 1997, Tacan responded to UTP's complaint in the Connecticut Action by denying liability, raising affirmative defenses, and asserting counterclaims against UTP. Tacan's counterclaims in the Connecticut Action largely duplicate the claims alleged by Tacan in the Southern California Action. In addition, however, Tacan has alleged a claim for unfair trade practices under Connecticut law. In its counterclaims, Tacan seeks damages in amounts to be proven at trial but allegedly exceeding $11.6 million. Tacan also seeks punitive damages under the Connecticut Unfair Trade Practice Act.


         No discovery has been taken in the Southern California action and no trial date has been set. Preliminary written discovery has been taken by UTP in the Connecticut action but no trial has been set. The Company believes the foregoing litigation with Tacan will not have a material negative impact on the Company's financial condition or results of operations. However, given the inherent uncertainty of litigation and the early stage of discovery, there can be no assurance that the ultimate outcome in the litigation will be in the Company's favor, or that the diversion of management's attention, and any costs associated with the lawsuit, will not have a material adverse effect on the Company's financial condition or results of operations.

                            SECURITIES TO BE OFFERED


         This prospectus relates to the offer and sale from time to time by the holder (the "Selling Stockholder") of up to 665,568 shares (the "Shares") of Common Stock of the Company. The Shares were purchased by the Selling Stockholder for cash pursuant to a Common Stock Purchase Agreement (the "Stock Purchase Agreement") dated November 20, 1995 by and between the Company and the Selling Stockholder, and were acquired for investment purposes. Concurrent with the sale of the Shares, the Company and the Selling Stockholder entered into an OEM Agreement and a License Agreement. The Company is registering the Shares pursuant to certain registration rights contained in the Stock Purchase Agreement to provide the Selling Stockholder with freely tradable securities. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof.

                                USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK


     The authorized capital stock of the Registrant consists of 20,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share. As of September 30, 1997, there were 17,191,989 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.


COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

         Anti-Takeover Law

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquired at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) in the transaction in which it became an interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain expenses, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock.

         Limitation of Director and Officer Liability

         The Company's Certificate of Incorporation and Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Company's Certificate of Incorporation provides that directors of the Company may not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper benefit. However, such limitation does not limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by Delaware law.

         Classified Board of Directors

         The Company's Certificate of Incorporation provides that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year.

         No Stockholder Action by Written Consent; Special Meetings

         The Company's Certificate of Incorporation provides that stockholders can take action only at a duty called annual or special meeting of stockholders. Stockholders of the Company are not permitted to take action by written consent in lieu of a meeting. In addition, the Certificate of Incorporation provides that, subject to the rights of the holders of any stock having a preference over the Common Stock as to dividends or liquidation, special meetings of the stockholders can be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRANT

  The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES AVAILABLE FOR FUTURE SALE


         As of September 30, 1997, there were 17,191,989 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of September 30, 1997, the Company had reserved for issuance under the Company's Amended and Restated 1993 Flexible Stock Incentive Plan and under the Company's 1996 Non-Qualified Stock Option Plan (collectively, the "Plans") 2,125,000 shares and 950,000 shares of Common Stock, respectively.


         In certain circumstances, the holder of Shares may elect to sell its Shares in accordance with the exemptions provided by Rule 144 under the Securities Act rather than pursuant to this Prospectus. In general, under Rule 144, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, including any such persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales of shares by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.


         As of September 30, 1997, pursuant to the Plans, options to purchase an aggregate of 2,758,377 shares of Common Stock have been granted or authorized to be granted to the Company's directors, officers and employees.


         No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares (including shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                              SELLING STOCKHOLDER



         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Selling Stockholder as of September 30, 1997, as to (i) the number of shares of Common Stock and percentage of outstanding shares of Common Stock beneficially held by the Selling Stockholder, (ii) the maximum number of Shares that may be offered pursuant to the Prospectus, (iii) the number of shares of Common Stock and percentage of outstanding shares of Common Stock that will be held by the Selling Stockholder after the sale of the Shares assuming all shares are sold by the Selling Stockholder. The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the holder thereof.


                                       NUMBER OF SHARES                                        NUMBER OF SHARES
                                      BENEFICIALLY OWNED                                       BENEFICIALLY OWNED
                                        PRIOR TO OFFERING                NUMBER OF               AFTER OFFERING
                                   --------------------------------      SHARES         -------------------------------
SELLING STOCKHOLDER                   NUMBER           PERCENTAGE        TO BE SOLD         NUMBER          PERCENTAGE
-------------------                ------------       -------------    ------------     ------------      -------------
 Tencor Instruments(1)               665,568           4.0%               665,568        0                  *

____________

*less than 1%

(1) Tencor Instruments is a wholly-owned subsidiary of KLA-Tencor Corporation. Tencor Instruments' address is 333 Octavius Street, Santa Clara, CA 95054.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS


         The consolidated financial statements of Uniphase incorporated by reference in Uniphase's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by references therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



         The financial statements of Laser Enterprise, a Division of International Business Machines, New York, appearing in Uniphase's Amendment No. 3 to the Current Report on Form 8-K/A dated August 11, 1997, have been audited by ATAG Ernest & Young AG, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.





         No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                                  _____________



                                TABLE OF CONTENTS
                                                                 PAGE

Available Information .......................................      2
Incorporation of Certain Documents
by Reference.................................................      2
The Company..................................................      4
Risk Factors.................................................      5
Securities To Be Offered.....................................     14
Use of Proceeds..............................................     14
Description of the Company's
Capital Stock................................................     14
Shares Available for Future Sale.............................     17
Selling Stockholder..........................................     17
Legal Matters................................................     18
Experts......................................................     18



                                  _____________



                                 665,568 SHARES


                              UNIPHASE CORPORATION



                                  COMMON STOCK



                                  _____________

                                   PROSPECTUS
                                  _____________




                                     , 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, NASD filing fee and Nasdaq listing fee.


                                                                       AMOUNT TO BE PAID
                                                                       -----------------
 SEC registration fee ..................................................   $ 9,341
 Nasdaq listing fee ....................................................    13,312
 Legal fees and expenses ...............................................    15,000
 Accounting fees and expenses ..........................................    30,000
 Printing Fees .........................................................     4,500
 Miscellaneous expenses ................................................     1,847
                                                                         ---------
           Total .......................................................   $74,000
                                                                         =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification and liability of the Company's directors and officers are governed by Delaware law.

         Under Section 145 of the General Corporation Law of the State of Delaware, the Company has broad powers to indemnify its directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

         The Company's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         The Company has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

         The Underwriting Agreement provides for cross-indemnification of the Underwriters and the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

  (a) Exhibits


   NO.                     DESCRIPTION
   ---                     -----------
  5.1*     Opinion of Morrison & Foerster LLP
 10.1 OEM Agreement dated July 24, 1997 by and between the Registrant and KLA-Tencor Corporation.
 23.1      Consent of Ernst & Young LLP, independent auditors
 23.2*     Consent of Counsel
 23.3      Consent of ATAG Ernst & Young AG, independent auditors
 24.1*     Power of Attorney


*Previously filed.


ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Company hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) For the purpose of determining liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 10th day of October, 1997.






                                         UNIPHASE CORPORATION

                                         By:  /s/ Kevin Kalkhoven
                                                  Kevin N. Kalkhoven
                                         President, Chief Executive Officer
                                         and Chairman of the Board of Directors

                                INDEX TO EXHIBITS





   EXHIBIT
   NUMBER                               EXHIBITS
   ------                               --------
  5.1*    Opinion of Morrison & Foerster LLP
 10.1     OEM Agreement dated July 24, 1997 by and between the Registrant and
          KLA-Tencor Corporation.
 23.1     Consent of Ernst & Young LLP, independent auditors
 23.2*    Consent of Counsel
 23.3     Consent of ATAG Ernst & Young AG, independent auditors
 24.1*    Power of Attorney




*Previously filed